PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 4, 2004)
                                  $500,000,000

                                 [METLIFE LOGO]                    [SNOOPY LOGO]
                    $150,000,000 5.50% SENIOR NOTES DUE 2014
                   $350,000,000 6.375% SENIOR NOTES DUE 2034
                         ------------------------------
     MetLife, Inc. is offering $150,000,000 aggregate principal amount of its 5.50% senior notes due June 15, 2014 and $350,000,000 aggregate principal amount of its 6.375% senior notes due June 15, 2034. The 5.50% senior notes due 2014 offered by this Prospectus Supplement will constitute a single series of senior notes with the 5.50% Senior Notes due 2014 issued on June 3, 2004 in an aggregate principal amount of $200,000,000. The 6.375% senior notes due 2034 offered by this Prospectus Supplement will constitute a single series of senior notes with the 6.375% Senior Notes due 2034 issued on June 3, 2004 in an aggregate principal amount of $400,000,000. The 5.50% senior notes due 2014 and the 6.375% senior notes due 2034 offered hereby will have the same CUSIP numbers as, and will trade interchangeably with, the previously issued notes of each series, respectively, immediately upon settlement. The issuance of the 5.50% senior notes due 2014 will increase the aggregate principal amount of the outstanding notes of this series to $350,000,000. The issuance of the 6.375% senior notes due 2034 will increase the aggregate principal amount of the outstanding notes of this series to $750,000,000. We will pay interest on the senior notes semi-annually on June 15 and December 15 of each year, beginning on December 15, 2004. The senior notes of each series will be redeemable prior to maturity, in whole at any time or in part from time to time, at our option, at the "make-whole" redemption prices described in this prospectus supplement.

     The senior notes will be our unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness.
                         ------------------------------
     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEW YORK SUPERINTENDENT OF INSURANCE OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                                                                       PROCEEDS, BEFORE
                                           PRICE TO     UNDERWRITING     EXPENSES, TO
                                         INVESTORS(1)     DISCOUNT      METLIFE, INC.
                                         ------------   ------------   ----------------
Per Senior Note due 2014...............       101.684%        0.450%          101.234%
     Senior Notes due 2014 Total.......  $152,526,000    $  675,000      $151,851,000
Per Senior Note due 2034...............       101.970%        0.875%          101.095%
     Senior Notes due 2034 Total.......  $356,895,000    $3,062,500      $353,832,500
Total..................................  $509,421,000    $3,737,500      $505,683,500

     (1) Plus accrued interest from June 3, 2004 to the date of delivery of the senior notes.

     We do not currently intend to list either series of senior notes on any securities exchange.

     Delivery of the senior notes, in book-entry form only, is expected to be made through The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System on or about July 23, 2004.
                         ------------------------------

                          Joint Book-Running Managers

CITIGROUP                                                    WACHOVIA SECURITIES

BANC OF AMERICA SECURITIES LLC
                               DEUTSCHE BANK SECURITIES
                                                         HSBC
                                                             RAMIREZ & CO., INC.
                         ------------------------------

            The date of this prospectus supplement is July 20, 2004.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
About This Prospectus Supplement............................    S-4
Summary of the Offering.....................................    S-5
MetLife, Inc................................................    S-7
Use of Proceeds.............................................    S-7
Selected Consolidated Financial Information.................    S-8
Capitalization..............................................   S-13
Ratio of Earnings to Fixed Charges..........................   S-14
Description of the Senior Notes.............................   S-15
Certain U.S. Federal Income Tax Consequences................   S-22
European Union Savings Directive............................   S-26
Underwriting................................................   S-27
Offering Restrictions.......................................   S-28
Legal Opinions..............................................   S-28

                            PROSPECTUS
About This Prospectus.......................................      3
Where You Can Find More Information.........................      3
Special Note Regarding Forward-Looking Statements...........      4
MetLife, Inc................................................      6
The Trusts..................................................      6
Use of Proceeds.............................................      7
Ratio of Earnings to Fixed Charges..........................      8
Description of Securities...................................      8
Description of Debt Securities..............................      8
Description of Capital Stock................................     17
Description of Depositary Shares............................     24
Description of Warrants.....................................     26
Description of Purchase Contracts...........................     27
Description of Units........................................     29
Description of Trust Preferred Securities...................     29
Description of Guarantees...................................     31
Plan of Distribution........................................     35
Legal Opinions..............................................     36
Experts.....................................................     36

                         ------------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDED YOU WITH ADDITIONAL OR DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

     IN CONNECTION WITH THIS OFFERING, CITIGROUP GLOBAL MARKETS INC. OR WACHOVIA CAPITAL MARKETS, LLC OR THEIR AFFILIATES MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF EACH SERIES OF SENIOR NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD. HOWEVER, THERE IS NO OBLIGATION ON THE STABILIZING AGENT TO DO THIS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

                         ------------------------------

     The senior notes of each series are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the senior notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Offering Restrictions" in this prospectus supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of this offering of senior notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in the accompanying prospectus.

     Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company ("Metropolitan Life"), and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on an unconsolidated basis.

                            SUMMARY OF THE OFFERING

Issuer........................   MetLife, Inc., 200 Park Avenue, New York, New
                                 York 10166; telephone: (212) 578-2211.

Securities Offered............   $150,000,000 aggregate principal amount of
                                 5.50% senior notes due June 15, 2014.

                                 $350,000,000 aggregate principal amount of
                                 6.375% senior notes due June 15, 2034.

Interest Rates................   The senior notes due 2014 will bear interest
                                 from June 3, 2004 at the rate of 5.50% per year.

                                 The senior notes due 2034 will bear interest from June 3, 2004 at the rate of 6.375% per year.

Interest Payment Dates........   June 15 and December 15 of each year, beginning
                                 on December 15, 2004.

Long-Term Senior Unsecured
Debt Ratings..................   Standard & Poor's: A
                                 Moody's: A2
                                 Fitch: A
                                 A.M. Best: a

                                 The ratings set forth above are not a
                                 recommendation to purchase, hold or sell the senior notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information we have furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information and, therefore, a prospective purchaser should check the current ratings before purchasing the senior notes.

Ranking.......................   The senior notes will be MetLife, Inc.'s
                                 unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness.

Optional Redemption...........   The senior notes of each series will be
                                 redeemable prior to maturity, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of 100% of the principal amount of the senior notes to be redeemed and a "make-whole" amount described under "Description of the Senior Notes -- Optional Redemption" in this prospectus supplement plus, in each case, accrued and unpaid interest on such senior notes to the date of redemption.

Certain Covenants.............   We will issue the senior notes under an
                                 indenture containing covenants that restrict our ability, with significant exceptions, to:

                                 - incur debt secured by certain liens on the
                                   stock of Metropolitan Life;

                                 - dispose of stock of Metropolitan Life; and

                                 - merge or consolidate with another company or
                                   convey, sell or otherwise transfer all or substantially all of our property and assets to another company.

Use of Proceeds...............   We intend to use the net proceeds from the sale
                                 of the senior notes, which we expect will be approximately $505 million (excluding accrued interest) after deducting underwriting discounts and the estimated expenses of the offering, to repay a portion of the 3.911%
                                 debentures of MetLife, Inc. due May 15, 2005 and for other general corporate purposes. Until the funds are needed for such purposes, we intend to use the net proceeds to invest in fixed income securities.

Clearance and Settlement......   The senior notes of each series will be cleared
                                 through The Depository Trust Company,
                                 Clearstream, Luxembourg and the Euroclear
                                 System.

Governing Law.................   State of New York.

                                 METLIFE, INC.

     We are a leading provider of insurance and other financial services to individual and institutional customers. We offer life insurance, annuities, automobile and homeowners insurance and mutual funds to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. We serve individuals in approximately 13 million households in the United States and provide benefits to 37 million employees and family members through their plan sponsors.

     We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region and Latin America and currently serves approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay.

     MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.'s principal executive offices are located at 200 Park Avenue, New York, New York 10166 and its telephone number is (212) 578-2211.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the senior notes, which we expect will be approximately $505 million (excluding accrued interest) after deducting underwriting discounts and certain estimated expenses of the offering, to repay a portion of the $1,006 million aggregate principal amount of the MetLife, Inc. 3.911% debentures due May 15, 2005 and for other general corporate purposes. Until the funds are needed for such purposes, we intend to use the net proceeds to invest in fixed income securities.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for MetLife. The selected historical consolidated financial information for the years ended December 31, 2003, 2002 and 2001 and at December 31, 2003 and 2002 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The selected historical consolidated financial information for the years ended December 31, 2000 and 1999 and at December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected consolidated financial information at and for the three months ended March 31, 2004 and 2003 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004. The following consolidated statements of income and consolidated balance sheet data have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Some previously reported amounts have been reclassified to conform with the presentation at and for the three months ended March 31, 2004.

                                               FOR THE THREE
                                               MONTHS ENDED
                                                 MARCH 31,              FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------   -----------------------------------------------
                                               2004     2003     2003      2002      2001      2000      1999
                                              ------   ------   -------   -------   -------   -------   -------
                                                                    (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
   Premiums.................................  $5,353   $4,832   $20,673   $19,077   $17,212   $16,317   $12,084
   Universal life and investment-type
      product policy fees...................     690      572     2,496     2,147     1,889     1,820     1,437
   Net investment income(1).................   2,977    2,874    11,617    11,261    11,187    10,986     9,436
   Other revenues...........................     353      298     1,342     1,332     1,507     2,229     1,861
   Net investment-related gains
      (losses)(1)(2)(3)(7)..................     130     (214)     (357)     (751)     (579)     (390)      (70)
                                              ------   ------   -------   -------   -------   -------   -------
      Total revenues(4)(6)..................   9,503    8,362    35,771    33,066    31,216    30,962    24,748
                                              ------   ------   -------   -------   -------   -------   -------
Expenses:
   Policyholder benefits and claims(2)(7)...   5,491    4,953    20,848    19,523    18,454    16,893    13,100
   Interest credited to policyholder account
      balances..............................     743      747     3,035     2,950     3,084     2,935     2,441
   Policyholder dividends...................     442      503     1,975     1,942     2,086     1,919     1,690
   Payments to former Canadian
      policyholders(5)......................      --       --        --        --        --       327        --
   Demutualization costs....................      --       --        --        --        --       230       260
   Other expenses(1)(2)(8)..................   1,864    1,749     7,298     7,015     7,022     7,401     6,210
                                              ------   ------   -------   -------   -------   -------   -------
      Total expenses(4)(6)..................   8,540    7,952    33,156    31,430    30,646    29,705    23,701
                                              ------   ------   -------   -------   -------   -------   -------
Income from continuing operations before
   provision for income taxes...............     963      410     2,615     1,636       570     1,257     1,047
Provision for income taxes(1)(9)............     304      115       681       502       204       405       511
                                              ------   ------   -------   -------   -------   -------   -------
Income from continuing operations...........     659      295     1,934     1,134       366       852       536
Income from discontinued operations, net of
   income taxes(1)..........................      22       67       309       471       107       101        81
                                              ------   ------   -------   -------   -------   -------   -------
Income before cumulative effect of a change
   in accounting............................     681      362     2,243     1,605       473       953       617
Cumulative effect of a change in accounting,
   net of income taxes......................    (158)      --       (26)       --        --        --        --
                                              ------   ------   -------   -------   -------   -------   -------
Net income..................................  $  523   $  362   $ 2,217   $ 1,605   $   473   $   953   $   617
                                              ======   ======   =======   =======   =======   =======   =======
Net income after April 7, 2000 (date of
   demutualization).........................                                                  $ 1,173
                                                                                              =======

                                                                   AT DECEMBER 31,
                                  AT MARCH 31,   ----------------------------------------------------
                                      2004         2003       2002       2001       2000       1999
                                  ------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
Assets:
   General account assets.......    $258,877     $251,085   $217,733   $194,256   $183,912   $160,291
   Separate account assets......      78,336       75,756     59,693     62,714     70,250     64,941
                                    --------     --------   --------   --------   --------   --------
      Total assets..............    $337,213     $326,841   $277,426   $256,970   $254,162   $225,232
                                    ========     ========   ========   ========   ========   ========
Liabilities:
   Life and health policyholder
      liabilities(10)...........    $181,918     $176,628   $162,569   $148,395   $140,040   $122,637
   Property and casualty
      policyholder
      liabilities(10)...........       2,973        2,943      2,673      2,610      2,559      2,318
   Short-term debt..............       3,068        3,642      1,161        355      1,085      4,180
   Long-term debt...............       5,707        5,703      4,425      3,628      2,400      2,494
   Other liabilities............      42,938       41,020     28,255     21,950     20,349     14,972
   Separate account
      liabilities...............      78,336       75,756     59,693     62,714     70,250     64,941
                                    --------     --------   --------   --------   --------   --------
      Total liabilities.........     314,940      305,692    258,776    239,652    236,683    211,542
                                    --------     --------   --------   --------   --------   --------
   Company-obligated mandatorily
      redeemable securities of
      subsidiary trusts.........          --           --      1,265      1,256      1,090         --
                                    --------     --------   --------   --------   --------   --------
Stockholders' Equity:
   Common stock, at par
      value(11).................           8            8          8          8          8         --
   Additional paid-in
      capital(11)...............      15,001       14,991     14,968     14,966     14,926         --
   Retained earnings(11)........       4,716        4,193      2,807      1,349      1,021     14,100
   Treasury stock, at
      cost(11)..................        (896)        (835)    (2,405)    (1,934)      (613)        --
   Accumulated other
      comprehensive income
      (loss)....................       3,444        2,792      2,007      1,673      1,047       (410)
                                    --------     --------   --------   --------   --------   --------
      Total stockholders'
         equity.................      22,273       21,149     17,385     16,062     16,389     13,690
                                    --------     --------   --------   --------   --------   --------
      Total liabilities and
         stockholders' equity...    $337,213     $326,841   $277,426   $256,970   $254,162   $225,232
                                    ========     ========   ========   ========   ========   ========

                                FOR THE THREE MONTHS
                                   ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------   ----------------------------------------------------
                                  2004        2003        2003       2002       2001       2000       1999
                                ---------   ---------   --------   --------   --------   --------   --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER DATA
   Net income.................  $    523    $    362    $  2,217   $  1,605   $    473   $    953   $    617
   Return on equity(12).......       N/A         N/A        13.1%      10.8%       3.2%       6.5%       4.5%
   Total assets under
      management(13)..........  $362,955    $307,632    $350,235   $299,187   $282,486   $301,325   $373,612
INCOME FROM CONTINUING
   OPERATIONS AVAILABLE TO
   COMMON SHAREHOLDERS PER
   SHARE DATA(14)
   Basic earnings per share...  $   0.87    $   0.39    $   2.59   $   1.61   $   0.49   $   1.42        N/A
   Diluted earnings per
      share...................  $   0.87    $   0.38    $   2.56   $   1.56   $   0.48   $   1.40        N/A
INCOME FROM DISCONTINUED
   OPERATIONS PER SHARE
   DATA(14)
   Basic earnings per share...  $   0.03    $   0.10    $   0.42   $   0.67   $   0.14   $   0.10        N/A
   Diluted earnings per
      share...................  $   0.03    $   0.09    $   0.41   $   0.65   $   0.14   $   0.09        N/A
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PER SHARE
   DATA(14)
   Basic earnings per share...  $  (0.21)   $     --    $  (0.04)  $     --   $     --   $     --        N/A
   Diluted earnings per
      share...................  $  (0.21)   $     --    $  (0.03)  $     --   $     --   $     --        N/A
NET INCOME AVAILABLE TO COMMON
   SHAREHOLDERS PER SHARE
   DATA(14)
   Basic earnings per share...  $   0.69    $   0.49    $   2.98   $   2.28   $   0.64   $   1.52        N/A
   Diluted earnings per
      share...................  $   0.69    $   0.47    $   2.94   $   2.20   $   0.62   $   1.49        N/A
DIVIDENDS DECLARED PER
   SHARE......................       N/A         N/A    $   0.23   $   0.21   $   0.20   $   0.20        N/A

---------------

 (1) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, income related to real estate sold or classified as held-for-sale for transactions initiated on or after January 1, 2002 is presented as discontinued operations. The following table presents the components of income from discontinued operations:

                                 FOR THE THREE
                                  MONTHS ENDED
                                   MARCH 31,      FOR THE YEAR ENDED DECEMBER 31,
                                 --------------   --------------------------------
                                 2004      2003   2003   2002   2001   2000   1999
                                 ----      ----   ----   ----   ----   ----   ----
                                               (DOLLARS IN MILLIONS)
Investment income..............  $31       $38    $152   $458   $508   $159   $128
Investment expense.............  (15)      (21)    (81)  (298)  (339)    --     --
Net investment-related gains
   (losses)....................   21        90     420    582     --     --     --
                                 ---       ---    ----   ----   ----   ----   ----
   Total revenues..............   37       107     491    742    169    159    128
Interest expense...............    2        --       4      1     --     --     --
Provision for income taxes.....   13        40     178    270     62     58     47
                                 ---       ---    ----   ----   ----   ----   ----
   Income from discontinued
      operations, net of income
      taxes....................  $22       $67    $309   $471   $107   $101   $ 81
                                 ===       ===    ====   ====   ====   ====   ====

---------------

(2) Investment-related gains (losses) are presented net of related policyholder amounts. The amounts netted against investment-related gains (losses) are the following:

                                  FOR THE THREE
                                   MONTHS ENDED
                                    MARCH 31,         FOR THE YEAR ENDED DECEMBER 31,
                                  --------------   -------------------------------------
                                  2004     2003    2003    2002    2001    2000    1999
                                  -----   ------   -----   -----   -----   -----   -----
                                                  (DOLLARS IN MILLIONS)
Gross investment-related gains
  (losses)......................  $ 98    $(252)   $(572)  $(896)  $(713)  $(444)  $(137)
                                  ----    -----    -----   -----   -----   -----   -----
Less amounts allocated from:
   Deferred policy acquisition
      costs.....................   (13)      10       31      (5)    (25)     95      46
   Participating contracts......    --       --       40      (7)     --    (126)     21
   Policyholder dividend
      obligation................    45       28      144     157     159      85      --
                                  ----    -----    -----   -----   -----   -----   -----
   Total........................    32       38      215     145     134      54      67
                                  ----    -----    -----   -----   -----   -----   -----
Net investment-related gains
  (losses)......................  $130    $(214)   $(357)  $(751)  $(579)  $(390)  $ (70)
                                  ====    =====    =====   =====   =====   =====   =====

---------------

      Gross investment-related gains (losses) exclude amounts related to real estate operations reported as discontinued operations in accordance with SFAS 144.

      Investment-related gains (losses) have been reduced by (i) amortization of deferred policy acquisition costs, to the extent that such amortization results from investment-related gains (losses), (ii) adjustments to participating contractholder accounts when amounts equal to such investment-related gains (losses) are applied to the contractholder's accounts, and (iii) adjustments to the policyholder dividend obligation resulting from investment-related gains (losses). This presentation may not be comparable to presentations made by other insurers.

 (3) Net investment-related gains (losses) presented include scheduled periodic settlement payments on derivative instruments that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, of $14 million and $8 million for the three months ended March 31, 2004 and 2003, respectively, and $84 million, $32 million and $24 million for the years ended December 31, 2003, 2002 and 2001, respectively.

 (4) Includes the following combined financial statement data of Conning Corporation ("Conning"), which was sold in 2001, and MetLife's interest in Nvest Companies, L.P. ("Nvest") and its affiliates, which was sold in 2000:

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                        2001     2000     1999
                                                        -----    -----    -----
                                                         (DOLLARS IN MILLIONS)
Total revenues......................................     $32     $605     $655
                                                         ===     ====     ====
Total expenses......................................     $33     $580     $603
                                                         ===     ====     ====

---------------

      As a result of these sales, investment gains of $25 million and $663 million were recorded for the years ended December 31, 2001 and 2000, respectively.

 (5) In July 1998, Metropolitan Life sold a substantial portion of its Canadian operations to Clarica Life Insurance Company ("Clarica Life"). As part of that sale, a large block of policies in effect with Metropolitan Life in Canada was transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life and, therefore, were not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale and in connection with the demutualization, Metropolitan Life's Canadian branch made cash payments to those who were, or were deemed to be, holders of these transferred Canadian policies. The payments were determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life.

 (6) Included in total revenues and total expenses for the year ended December 31, 2002 are $421 million and $358 million, respectively, related to Aseguradora Hidalgo S.A., which was acquired in June 2002. Included in total revenues and total expenses for the year ended December 31, 2000 are $3,739 million and $3,561 million, respectively, related to GenAmerica Financial Corporation, which was acquired in January 2000.

 (7) Policyholder benefits and claims exclude $(45) million and $(28) million for the three months ended March 31, 2004 and 2003, respectively, and $(184) million, $(150) million, $(159) million, $41 million and $(21) million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, of adjustments to participating contractholder accounts and changes in the policyholder dividend obligation that have been netted against net investment-related gains (losses) as such amounts are directly related to such gains (losses). This presentation may not be comparable to presentations made by other insurers.

 (8) Other expenses exclude $13 million and $(10) million for the three months ended March 31, 2004 and 2003, respectively, and $(31) million, $5 million, $25 million, $(95) million and $(46) million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, of amortization of deferred policy acquisition costs that have been netted against net investment-related gains (losses) as such amounts are directly related to such gains (losses). This presentation may not be comparable to presentations made by other insurers.

 (9) Provision for income taxes includes $(145) million and $125 million for surplus tax (credited) accrued by Metropolitan Life for the years ended December 31, 2000 and 1999, respectively. Prior to its demutualization, Metropolitan Life was subject to surplus tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code.

(10) Policyholder liabilities include future policy benefits, and other policyholder funds. Life and health policyholder liabilities also include policyholder account balances, policyholder dividends payable and the policyholder dividend obligation.

(11) For additional information regarding these items, see Notes 1 and 14 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003.

(12) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(13) Includes MetLife's general account and separate account assets managed on behalf of third parties. Includes $21 billion of assets under management managed by Conning at December 31, 2000, which was sold in 2001. Includes $133 billion of assets under management managed by Nvest at December 31, 1999 which was sold in 2000.

(14) Based on earnings subsequent to the date of demutualization. For additional information regarding net income per share data, see Note 16 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003.

                                 CAPITALIZATION

The following table sets forth our capitalization at March 31, 2004:

     -  on an actual basis; and

     - as adjusted to give effect to (i) this offering of 5.50% senior notes due June 15, 2014 and 6.375% senior notes due June 15, 2034, which we expect to close on July 23, 2004, and the use of proceeds from this offering and (ii) the issuance on June 3, 2004 of $200 million aggregate principal amount of 5.50% senior notes due June 15, 2014 and $400 million aggregate principal amount of 6.375% senior notes due June 15, 2034, and the use of proceeds therefrom:

                                                            AT MARCH 31, 2004
                                                          ---------------------
                                                          ACTUAL    AS ADJUSTED
                                                          -------   -----------
                                                          (DOLLARS IN MILLIONS)
Short-term debt.........................................  $ 3,068     $ 3,068
Long-term debt..........................................    5,707       6,814
Shares subject to mandatory redemption..................      277         277
                                                          -------     -------
  Total debt............................................    9,052      10,159
                                                          -------     -------
Stockholders' equity:
  Common stock, at par value............................        8           8
  Additional paid-in capital............................   15,001      15,001
  Retained earnings.....................................    4,716       4,716
  Treasury stock, at cost...............................     (896)       (896)
  Accumulated other comprehensive income................    3,444       3,444
                                                          -------     -------
  Total stockholders' equity............................   22,273      22,273
                                                          -------     -------
       Total capitalization.............................  $31,325     $32,432
                                                          =======     =======

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges.

                                            THREE
                                           MONTHS
                                            ENDED
                                          MARCH 31,        YEAR ENDED DECEMBER 31,
                                         -----------   --------------------------------
                                         2004   2003   2003   2002   2001   2000   1999
                                         ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.....  2.20   1.45   1.80   1.54   1.15   1.34   1.33

     For purposes of this computation, earnings are defined as income from continuing operations before provision for income taxes excluding undistributed income and losses from equity method investments, minority interest and fixed charges. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, interest on bank deposits and an estimated interest component of rent expense.

                        DESCRIPTION OF THE SENIOR NOTES

     The following description of the particular terms of each series of senior notes supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 8 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the senior notes and of the indenture, dated as of November 9, 2001, between MetLife, Inc. and Bank One Trust Company, N.A. (predecessor to J.P. Morgan Trust Company, National Association), as trustee, under which the senior notes will be issued. The following description replaces the description of the debt securities in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this "Description of the Senior Notes" section, "we," "us," "our" and "MetLife" mean MetLife, Inc. and do not include its subsidiaries.

GENERAL

  CERTAIN TERMS OF THE 5.50% SENIOR NOTES DUE 2014

     The 5.50% senior notes due 2014 are a series of debt securities described in the accompanying prospectus, and are senior debt securities. The 5.50% senior notes due 2014 offered by this Prospectus Supplement will constitute a single series of senior notes with the 5.50% Senior Notes due 2014 that MetLife issued on June 3, 2004 in an aggregate principal amount of $200,000,000. MetLife will issue the senior notes due 2014 under the indenture dated as of November 9, 2001 between us and Bank One Trust Company, N.A. (predecessor to J.P. Morgan Trust Company, National Association), as trustee, as supplemented by a Seventh Supplemental Indenture, dated as of June 3, 2004, between us and the trustee, as further supplemented by a Ninth Supplemental Indenture, to be dated as of July 23, 2004, between us and the trustee. There is no limit on the aggregate principal amount of senior notes of this series that MetLife may issue under the indenture.

     Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $350,000,000.

     The senior notes due 2014 will bear interest at the rate of 5.50% per year. Interest will accrue from June 3, 2004. Interest on the senior notes due 2014 will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2004, to the persons in whose names the senior notes due 2014 are registered at the close of business on the preceding May 31 or November 30, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the senior notes due 2014 is not a business day, then a payment of the interest payable on such date will be made on the next succeeding day that is a business day, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the payment was originally payable. Accordingly, no interest will accrue on the amount so payable for the period from and after such interest payment date to the date the payment is made.

     Unless the senior notes due 2014 are redeemed prior to maturity, the senior notes due 2014 will mature, and the principal amount of the senior notes due 2014 will become payable, on June 15, 2014.

     The senior notes due 2014 will not be entitled to any sinking fund.

  CERTAIN TERMS OF THE 6.375% SENIOR NOTES DUE 2034

     The 6.375% senior notes due 2034 are a series of debt securities described in the accompanying prospectus, and are senior debt securities. The 6.375% senior notes due 2034 offered by this Prospectus Supplement will constitute a single series of senior notes with the 6.375% Senior Notes due 2034 that MetLife issued on June 3, 2004 in an aggregate principal amount of $400,000,000. MetLife will issue the senior notes due 2034 under the indenture dated as of November 9, 2001 between us and Bank One Trust Company, N.A. (predecessor to J.P.Morgan Trust Company, National Association), as trustee, as supplemented by an Eighth Supplemental Indenture, dated as of June 3, 2004, between us and the trustee, as further supplemented by a Tenth Supplemental Indenture, to be dated July 23, 2004, between us and the trustee.

There is no limit on the aggregate principal amount of senior notes of this series that MetLife may issue under the indenture.

     Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $750,000,000.

     The senior notes due 2034 will bear interest at the rate of 6.375% per year. Interest will accrue from June 3, 2004. Interest on the senior notes due 2034 will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2004, to the persons in whose names the senior notes due 2034 are registered at the close of business on the preceding May 31 or November 30, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the senior notes due 2034 is not a business day, then a payment of the interest payable on such date will be made on the next succeeding day that is a business day, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the payment was originally payable. Accordingly, no interest will accrue on the amount so payable for the period from and after such interest payment date to the date the payment is made.

     Unless the senior notes due 2034 are redeemed prior to maturity, the senior notes due 2034 will mature, and the principal amount of the senior notes due 2034 will become payable, on June 15, 2034.

     The senior notes due 2034 will not be entitled to any sinking fund.

FURTHER ISSUES

     MetLife may, without the consent of the holders of either series of senior notes, issue additional senior notes, as we are doing in this offering, of a series having the same ranking and the same interest rate, maturity and other terms as the senior notes of that series offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date. Any additional senior notes having such similar terms will, together with the applicable senior notes offered by this prospectus supplement, constitute a single series of senior notes under the indenture. No additional senior notes may be issued if an Event of Default has occurred with respect to the applicable series of senior notes. MetLife will not issue any additional senior notes intended to form a single series with the applicable series of senior notes unless the additional senior notes will be fungible with all senior notes of the same series for U.S. federal income tax purposes.

RANKING

     The senior notes will be unsecured obligations of MetLife and will rank equally in right of payment with all of MetLife's existing and future unsecured, unsubordinated indebtedness. The senior notes will rank senior to any subordinated indebtedness.

     Because MetLife is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life, upon the subsidiary's dissolution, liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife may be recognized as a creditor of that subsidiary. Accordingly, MetLife's obligations under the senior notes will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife's insurance subsidiaries. Holders of senior notes should look only to MetLife's assets for payment thereunder.

OPTIONAL REDEMPTION

     The senior notes of each series will be redeemable prior to maturity, at our option, in whole at any time or in part from time to time (a "Redemption Date"), at a redemption price equal to the greater of:

     -  100% of the principal amount of such senior notes; and

     - an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on such senior notes, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points in the case of the senior notes due 2014 and 20 basis points in the case of the senior notes due 2034;

plus, in each case, accrued and unpaid interest on such senior notes to, but excluding, such Redemption Date.

     "Treasury Rate" means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the series of senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of senior notes.

     "Independent Investment Banker" means either Banc of America Securities LLC and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means with respect to any Redemption Date for a series of senior notes (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Banc of America Securities LLC and four other primary U.S. government securities dealers (each a "Primary Treasury Dealer"), as specified by us; provided, that (1) if any of Banc of America Securities LLC or any Primary Treasury Dealer as specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (2) if we fail to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the trustee after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

     If less than all of the senior notes of either series are to be redeemed, the trustee will select the senior notes or portions of the senior notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select senior notes and portions of senior notes in amounts of $2,000 and whole multiples of $1,000 in excess of $2,000.

     Notice of any redemption will be mailed at least 30 days but not more than 90 days before the Redemption Date to each holder of the senior notes to be redeemed. Unless we default in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the senior notes called for redemption.

DEFEASANCE

     The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" on page 15 of the accompanying prospectus will apply to each series of senior notes.

NOTICES

     We will mail notices to the addresses of the holders of the senior notes that are shown on the registers for the senior notes.

THE TRUSTEE; PAYING AGENTS AND TRANSFER AGENTS

     J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.) is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us and may serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will be the paying agent and transfer agent for the senior notes.

BOOK-ENTRY; DELIVERY AND FORM

     The senior notes will be offered and sold in principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000. We will issue the senior notes of each series in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for senior notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream Banking, societe anonyme, Luxembourg ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, collectively, the "U.S. Depositaries").

     DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Participants' accounts. This eliminates the need for physical movement of securities certificates.

     "Direct Participants" in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

     Purchases of the senior notes under DTC's book-entry system must be made by or through Direct Participants, which will receive a credit for the senior notes on the records of DTC. The ownership interest of each actual purchaser of the senior notes, which we refer to as the "beneficial owner," is in turn to be recorded on the Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct Participant or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the senior notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

     To facilitate subsequent transfers, all global notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the senior notes registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of senior notes or that an owner of a beneficial interest in the senior notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payments of principal of and interest on the senior notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

     Clearstream advises that it is incorporated as a bank under the laws of Luxembourg. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for Supervision of the Financial Sector. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Boerse Clearing and was fully acquired by the Deutsche Boerse Group in July 2002. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an Indirect Participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear.

     Distributions with respect to the senior notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear plc and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear

Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other hand, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the senior notes to or receiving interests in the senior notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the senior notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such senior notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the senior notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the senior notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTIFICATED NOTES

     We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of the senior notes represented by the global notes upon surrender by DTC of the global notes if:

     - DTC notifies us that it is unwilling or unable to continue as a depository for the global notes or DTC is no longer registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and in either case, we have not appointed a successor depository within 90 days of our receipt of that notice; or

     - We determine to no longer have the senior notes represented by global notes.

     Neither MetLife nor the trustee will be liable for any delay by DTC, its nominee or any Direct Participant or Indirect Participant in identifying the beneficial owners of the related senior notes. MetLife and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the senior notes by beneficial owners of the senior notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners that acquire the senior notes pursuant to the offering at the initial offering price and who will hold the senior notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of the senior notes in light of their particular circumstances or to holders subject to special rules (such as broker-dealers, banks or other financial institutions, insurance companies, partnerships, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, and persons who hold the senior notes as part of a hedging or conversion transaction). This summary does not address the effects of any state, local or non-U.S. tax laws. Prospective holders should consult their tax advisors as to the particular tax consequences to them of acquiring, holding and disposing of the senior notes.

     For purposes of the following discussion, a "U.S. holder" means a beneficial owner of a senior note that is for U.S. federal income tax purposes:

     -  an individual citizen or resident of the United States;

     - a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     For purposes of the following discussion, a "non-U.S. holder" means a beneficial owner of a senior note that is a nonresident alien individual or a corporation, estate or trust that is not a U.S. person for U.S. federal income tax purposes.

U.S. HOLDERS

     Qualified Reopening. Pursuant to U.S. Treasury regulations section 1.1275-2(k)(3): (i) the issuance of the senior notes due 2014 offered by this Prospectus Supplement will be treated as a "qualified reopening" of the 5.50% Senior Notes due 2014 issued on June 3, 2004 in an aggregate amount of $200,000,000 (the "Original Notes Due 2014"); and (ii) the issuance of the senior notes due 2034 offered by this Prospectus Supplement will be treated as a "qualified reopening" of the 6.375% Senior Notes due 2034 issued on June 3, 2004 in an aggregate amount of $400,000,000 (the "Original Notes Due 2034"). Therefore, for purposes of the rules governing original issue discount: (i) the senior notes due 2014 offered by this Prospectus Supplement will have the same issue date, issue price and adjusted issue price as the Original Notes Due 2014; and (ii) the senior notes due 2034 offered by this Prospectus Supplement will have the same issue date, issue price and adjusted issue price as the Original Notes Due 2034. U.S. holders who purchase the senior notes pursuant to this offering at the initial offering price will have amortizable bond premium. See "Certain U.S. Federal Income Tax Consequences -- U.S. Holders -- Amortizable Bond Premium" below. The purchase price for the senior notes will also reflect interest accrued from June 3, 2004 ("pre-issuance accrued interest") which will be included in the accrued interest to be paid on the first interest payment date on December 15, 2004. In accordance with U.S. Treasury regulations section 1.1273-2(m), for purposes of the rules governing original issue discount, MetLife, Inc. will exclude the pre-issuance accrued interest from the issue price of the senior notes. In accordance with this treatment, U.S. holders must treat a corresponding portion of the interest payable on the first interest payment date as a return of the excluded pre-issuance accrued interest, rather than as an amount payable on the senior notes.

     Payments of Interest. Interest paid with respect to the senior notes will generally be taxable to a U.S. holder as ordinary income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

     Amortizable Bond Premium. A U.S. holder that purchases a senior note (including a purchase at original issue) for an amount in excess of the sum of all amounts payable on the senior note after the purchase date other than qualified stated interest will be considered to have purchased the senior note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the senior note on a constant yield method as an offset to qualified stated interest otherwise includible in income under the U.S. holder's regular accounting method. Special rules apply if the premium allocable to a certain period exceeds the qualified stated interest for that period.

     If a U.S. holder does not elect to amortize bond premium on a senior note, the premium will decrease the gain or increase the loss otherwise recognized on disposition of the senior note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Disposition of Senior Notes. Upon the sale, exchange, redemption, retirement or other disposition of a senior note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the senior notes. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a U.S. holder has held the senior note for more than one year. Long-term capital gains of noncorporate U.S. holders that are recognized before January 1, 2009 are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

     Payments of Interest. A 30% U.S. federal withholding tax will not apply to any payment of interest on a senior note to a non-U.S. holder if the interest qualifies for the "portfolio interest exemption." This will be the case provided that the non-U.S. holder:

     - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person, which certification may be made on an IRS W-8BEN or successor form, or (b) holds its senior notes through various foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

     Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other flowthrough entities, and to non-U.S. holders acting as (or holding senior notes through) intermediaries.

     If the portfolio interest exemption does not apply, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on the senior note is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

     If a non-U.S. holder is engaged in a trade or business in the United States and interest on a senior note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), such holder (although exempt from the 30% withholding tax) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the holder were a United States person as defined under the Code. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest will be included in earnings and profits. However, any branch profits tax that would otherwise apply may not apply, or may apply at a reduced rate, under an applicable income tax treaty that the United States may have with a country of which the non-U.S. holder is "qualified resident."

     Disposition of Senior Notes. The 30% U.S. federal withholding tax will not apply to any gain that a non-U.S. holder realizes on the sale, exchange, redemption, retirement or other disposition of a senior note.

     Any gain realized on the disposition of a senior note by a non-U.S. holder generally will not be subject to U.S. federal income tax unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by the holder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and other conditions are met. If (i) applies and the non-U.S. holder is a corporation, such holder may be subject to the branch profits tax referred to above, unless the holder qualifies for a lower rate or an exemption from such branch profits tax under an applicable income tax treaty.

U.S. FEDERAL ESTATE TAX

     Senior notes will generally not be included in a non-U.S. holder's estate for U.S. federal estate tax purposes unless such holder owns, either actually or constructively, 10% or more of the total combined voting powers of all the classes of our stock entitled to vote or, at the time of such holder's death, payments with respect to the senior notes would have been effectively connected to the conduct by such holder of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. In general, information reporting requirements will apply to payments of principal and interest made on the senior notes to, and to the proceeds of the sale of the senior notes within the United States by, certain non-corporate U.S. holders of senior notes, and backup withholding at the applicable rate will apply to these payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number in the manner required or
(ii) is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

     Any amount withheld under the backup withholding rules is allowable as a credit against a holder's U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the holder's actual U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders. In general, subject to the discussion above under "Non-U.S. Holders -- Payments of Interest," a non-U.S. holder will not be subject to backup withholding or information reporting with respect to payments that we make to the non-U.S. holder, provided that we do not have actual knowledge that the holder is a United States person and the holder has given us the statement or provided the certifications described above under "Non-U.S. Holders -- Payments of Interest."

     In addition, subject to the discussion above under "Non-U.S.
Holders -- Disposition of Senior Notes," a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a senior note within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives the statements or certifications described above and does not have actual knowledge that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules is allowable as a credit against a holder's U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the holder's actual U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICABILITY OF THE ABOVE TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS, INCLUDING THE NECESSITY OF SATISFYING VARIOUS CERTIFICATION REQUIREMENTS, AND CONCERNING THE APPLICABILITY OF OTHER TAXES, SUCH AS ESTATE TAXES AND STATE AND LOCAL TAXES.

                        EUROPEAN UNION SAVINGS DIRECTIVE

     On June 3, 2003, the European Union (the "EU") Council of Economic and Finance Ministers adopted a new directive (Council Directive 2003/48/EC) regarding the taxation of savings income. The directive is scheduled to be applied by EU Member States from July 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive, each EU Member State will be required to provide to the tax authorities of another EU Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other EU Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to commence on the date from which the directive is to be applied by EU Member States and to terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

     INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICABILITY OF THE ABOVE TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS AND CONCERNING THE APPLICABILITY OF OTHER TAXES.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement and pricing agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the senior notes of each series set forth opposite its name below. Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are representatives of the underwriters.

                                                        PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                            OF 5.50%          OF 6.375%
                                                          SENIOR NOTES       SENIOR NOTES
                     UNDERWRITERS                           DUE 2014           DUE 2034
                     ------------                       ----------------   ----------------
Citigroup Global Markets Inc..........................    $ 67,500,000       $157,500,000
Wachovia Capital Markets, LLC.........................      67,500,000        157,500,000
Banc of America Securities LLC........................       3,750,000          8,750,000
Deutsche Bank Securities Inc..........................       3,750,000          8,750,000
HSBC Securities (USA) Inc.............................       3,750,000          8,750,000
Samuel A. Ramirez & Company Inc.......................       3,750,000          8,750,000
                                                          ------------       ------------
             Total....................................    $150,000,000       $350,000,000
                                                          ============       ============

     Under the terms and conditions of the underwriting agreement, if the underwriters take any of the senior notes of a series, then the underwriters are obligated to take and pay for all of the senior notes of that series.

     The senior notes of each series are a new issue of securities and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the senior notes of each series, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the development or liquidity of any trading market for the senior notes of either series. We estimate that our expenses for this offering will be approximately $512,500. The underwriters have agreed to reimburse us for certain of these expenses.

     We have been advised by the underwriters that the underwriters propose initially to offer some of the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to certain dealers at the public offering price less concessions not in excess of 0.225%, in the case of senior notes due 2014, and not in excess of 0.438%, in the case of the senior notes due 2034. The underwriters may allow, and these dealers may reallow, concessions not in excess of 0.113%, in the case of senior notes due 2014, and not in excess of 0.219%, in the case of the senior notes due 2034, of the principal amount of the senior notes on sales of the senior notes to certain other dealers. After the initial offering of the senior notes to the public, the representatives may change the public offering prices and concessions.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

     In connection with the offering of the senior notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of each series of senior notes. Specifically, the representatives may overallot in connection with the offering of each series of senior notes, creating a syndicate short position. In addition, the representatives may bid for, and purchase, senior notes in the open market to cover syndicate short positions or to stabilize the price of the senior notes. Finally, the representatives may reclaim selling concessions allowed for distributing the senior notes in the offering of the senior notes, if the representatives repurchase previously distributed senior notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The representatives are not required to engage in any of these activities, may end any of them at any time, and must bring them to an end after a limited period.

     Certain underwriters will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. MarketAxess Corporation will not function as an underwriter or agent of the issuer, nor will MarketAxess Corporation act as a broker for any customer of such underwriters. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions the underwriter conducts through the system. Certain underwriters will make securities available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

                             OFFERING RESTRICTIONS

     The senior notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the senior notes, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the applicable pricing agreement.

     Each underwriter has severally represented and agreed specifically that:
(a) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the senior notes, will not offer or sell any such senior notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any such senior notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

                                 LEGAL OPINIONS

     The validity of the senior notes offered hereby will be passed upon for MetLife, Inc. by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations. LeBoeuf, Lamb, Greene & MacRae, L.L.P. also has acted as special tax counsel for MetLife, Inc. LeBoeuf, Lamb, Greene & MacRae, L.L.P. maintains a disability policy with Metropolitan Life. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented, currently represents, and may continue to represent, us in connection with various legal matters. Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy and short- and long-term disability insurance policies with Metropolitan Life. Helene L. Kaplan and Curtis H. Barnette who are of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, are directors of MetLife, Inc. and Metropolitan Life, and serve as chair or members of certain committees of the boards of directors of MetLife, Inc. and Metropolitan Life.

PROSPECTUS

                                 $5,043,750,000

                                 METLIFE, INC.
  DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK, WARRANTS,
                          PURCHASE CONTRACTS AND UNITS

                            METLIFE CAPITAL TRUST II
                           METLIFE CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
             FULLY AND UNCONDITIONALLY GUARANTEED BY METLIFE, INC.,
                              AS SET FORTH HEREIN

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

     MetLife, Inc.'s common stock is listed on the New York Stock Exchange under the trading symbol "MET". Unless otherwise stated in this prospectus or an accompanying prospectus supplement, none of these securities will be listed on a securities exchange, other than MetLife, Inc.'s common stock.

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 4, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    3
Where You Can Find More Information.........................    3
Special Note Regarding Forward-Looking Statements...........    4
MetLife, Inc. ..............................................    6
The Trusts..................................................    6
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    8
Description of Securities...................................    8
Description of Debt Securities..............................    8
Description of Capital Stock................................   17
Description of Depositary Shares............................   24
Description of Warrants.....................................   26
Description of Purchase Contracts...........................   27
Description of Units........................................   29
Description of Trust Preferred Securities...................   29
Description of Guarantees...................................   31
Plan of Distribution........................................   35
Legal Opinions..............................................   36
Experts.....................................................   36

                             ABOUT THIS PROSPECTUS

     Unless otherwise stated or the context otherwise requires, references in this prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on an unconsolidated basis. References in this prospectus to the "trusts" refer to MetLife Capital Trust II and MetLife Capital Trust III.

     This prospectus is part of a registration statement that MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III filed with the U.S. Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units and MetLife Capital Trust II and MetLife Capital Trust III may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $5,043,750,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.'s common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

     The SEC allows "incorporation by reference" into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 9 and Item 12 of MetLife, Inc.'s Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

     - Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.'s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.'s Series A Junior Participating Preferred Stock purchase rights;

     -  Annual Report on Form 10-K for the year ended December 31, 2002;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

     - Current Reports on Form 8-K filed January 14, 2003, February 3, 2003, February 10, 2003, February 19, 2003, November 17, 2003, November 21, 2003, November 24, 2003, December 8, 2003, December 15, 2003, February 19, 2004 and February 27, 2004.

     MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., One Madison Avenue, New York, New York 10010-3690 by electronic mail (metir@metlife.com) or by telephone (212-578-2211). You may also obtain some of the documents incorporated by reference into this document at MetLife's website, www.metlife.com. You should be aware that all other information contained on MetLife's website is not a part of this document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

     Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

     - changes in general economic conditions, including the performance of financial markets and interest rates;

     - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

     -  unanticipated changes in industry trends;

     - MetLife, Inc.'s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

     - deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company;

     -  catastrophe losses;

     - adverse results or other consequences from litigation, arbitration or regulatory investigations;

     - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

     - downgrades in our and our affiliates' claims paying ability, financial strength or credit ratings;

     -  changes in rating agency policies or practices;

     - discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

     - discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations;

     - the effects of business disruption or economic contraction due to terrorism or other hostilities;

     - our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

     - other risks and uncertainties described from time to time in MetLife, Inc.'s or the trusts' filings with the SEC;

     - the risk factors or uncertainties set forth herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

     - other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

                                 METLIFE, INC.

     We are a leading provider of insurance and other financial services to a broad spectrum of individual and institutional customers. We offer life insurance, annuities, automobile and homeowners insurance and mutual funds to individuals, as well as group insurance, reinsurance, and retirement and savings products and services to corporations and other institutions. We serve approximately 12 million individuals in the United States and provide benefits to 37 million employees and family members through their plan sponsors.

     We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region and Latin America and currently has insurance operations in 10 countries serving approximately 8 million customers.

     MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.'s principal executive offices are located at One Madison Avenue, New York, New York 10010-3690 and its telephone number is (212) 578-2211.

                                   THE TRUSTS

     MetLife Capital Trust II and MetLife Capital Trust III are statutory trusts formed on May 17, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the forms which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act of 1939.

     The trusts exist for the exclusive purposes of:

     - issuing preferred securities offered by this prospectus and common securities to MetLife, Inc.;

     - investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

     - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

     The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees."

     MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

     The trusts each have a term of approximately 55 years, but may dissolve earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

     The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust II and MetLife Capital Trust III, including any amendments thereto, the trust preferred securities, the Delaware Statutory Trust Act and the Trust Indenture Act.

     MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, 3rd Floor/OPS4, Newark, Delaware 19713, Attention: Institutional Trust Services. The telephone number of each trust is: (302) 552-6279.

     For financial reporting purposes,

     -  the trusts will be treated as MetLife, Inc.'s subsidiaries; and

     - the accounts of the trusts will be included in MetLife, Inc.'s consolidated financial statements.

     The financial statements of the trusts will be consolidated in MetLife, Inc.'s consolidated financial statements, with the trust preferred securities shown on MetLife, Inc.'s consolidated balance sheets. The notes to MetLife, Inc.'s consolidated financial statements will disclose that the sole assets of the trusts will be the debt securities issued by MetLife, Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest, which is included in Other Expenses in MetLife, Inc.'s consolidated statements of income, whether paid or accrued.

     Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges.

                                                  NINE MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                 -------------   --------------------------------
                                                 2003    2002    2002   2001   2000   1999   1998
                                                 -----   -----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(1)..........  1.78    1.59    1.54   1.15   1.34   1.33   1.61

---------------

(1) For purposes of this computation, earnings are defined as income from continuing operations before provision for income taxes excluding undistributed income and losses from equity method investments, minority interest and fixed charges. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, interest on bank deposits and an estimated interest component of rent expense. As of the date of this prospectus, there is no preferred stock outstanding and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

                           DESCRIPTION OF SECURITIES

     This prospectus contains summary descriptions of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that MetLife Capital Trust II and MetLife Capital Trust III may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

     As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Senior Indenture dated as of November 9, 2001 between us and Bank One Trust Company, N.A. (predecessor to J.P. Morgan Trust Company, National Association) (the "Senior Indenture") and subordinated debt securities will be issued under a "Subordinated Indenture" to be entered into with J.P. Morgan Trust Company, National Association. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures".

     The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

     The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s present and future senior indebtedness.

     Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.'s assets for payment thereunder.

     The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

     Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

     - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

     -  any limit on the aggregate principal amount of the debt securities;

     - the price or prices at which MetLife, Inc. will sell the debt securities;

     -  the maturity date or dates of the debt securities;

     - the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

     - the date or dates from which any interest will accrue, the dates on which interest will be payable, or the method by which such date or dates will be determined;

     - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

     - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

     - the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

     - if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

     - MetLife, Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

     - the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

     - the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars and the manner of determining the equivalent thereof in United States dollars;

     - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

     - any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

     - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

     - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

     - the terms, if any, upon which the holders may convert or exchange such debt securities into or for MetLife, Inc.'s common stock or other securities or property, including conversion price and conversion period;

     - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

     - any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

     -  the depositary for global or certificated debt securities;

     -  any special tax implications of the debt securities;

     - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully registered form without coupons.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

     The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s Senior Indebtedness.

     Under the Subordinated Indenture, "Senior Indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

     - the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

     -  all capital lease obligations of MetLife, Inc.;

     - all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

     - all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     - all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     - all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

     Senior Indebtedness does not include:

     - indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

     - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

     - any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

     At September 30, 2003, Senior Indebtedness aggregated approximately $3.3 billion. In addition, in November 2003, MetLife, Inc. issued $700 million of Senior Notes. The amount of Senior Indebtedness which MetLife, Inc. may issue is subject to limitations imposed by its board of directors.

     Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

     In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

     If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

     - any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

     -  any general assignment by MetLife, Inc. for the benefit of creditors; or

     -  any other marshaling of MetLife, Inc.'s assets or liabilities.

     In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

     The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

     If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

     Limitation on Liens. So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

     -  Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

     Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

     -  Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

     Except for, in each case:

     - a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary;

     - a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.'s board of directors acting in good faith); or

     - a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.'s request or the request of any of MetLife, Inc.'s subsidiaries.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     MetLife, Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

     - MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

     - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

     - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

     - MetLife, Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

     - MetLife, Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

     - MetLife, Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

     - MetLife, Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after MetLife, Inc. receives notice of such failure;

     - certain defaults with respect to MetLife, Inc.'s debt which results in a principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (other than the debt securities or non-recourse debt);

     - certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

     - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

     If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

     Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

     The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

     The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

     No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and (iii) the trustee shall not have instituted such action within 60 days of such request.

     MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

     MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

     If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, MetLife, Inc. shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

     MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

     Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the

Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

     - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

     - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

     - change the currency in which any debt security or any premium or interest is payable;

     - impair the right to enforce any payment on or with respect to any debt security;

     - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

     - reduce the requirements contained in the Indentures for quorum or voting; or

     -  modify any of the above provisions.

     If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

     The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

     Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

     Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York, will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

     Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company ("DTC"). In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

     A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

     - DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

     - MetLife, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

     If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

     The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

     The trustee under the Indentures is J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.). MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

     MetLife, Inc.'s authorized capital stock consists of:

     - 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus;

     - 10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

     - 3,000,000,000 shares of common stock, par value $0.01 per share, of which 757,186,137 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred

        Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.'s board of directors on September 29, 1999, were outstanding as of December 31, 2003. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

COMMON STOCK

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.'s board of directors, MetLife's financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.'s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, the indenture, as supplemented by a supplemental indenture, governing the terms of MetLife, Inc.'s 3.911% Debentures due May 15, 2005 prohibits the payment of dividends on common stock of MetLife, Inc. during a deferral of interest payments on such securities or an event of default under the indenture, as supplemented, or the related guarantee.

     Voting Rights. The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

     Liquidation and Dissolution. In the event of MetLife, Inc.'s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.'s assets, if any, remaining after the payment of all of MetLife, Inc.'s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

     Other Rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.'s common stock are not required to make additional capital contributions.

     Transfer Agent and Registrar. The transfer agent and registrar for MetLife, Inc.'s common stock is Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     General. MetLife, Inc.'s board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

     MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock.

     Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of preferred stock to be adjusted.

     Redemption. The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

     Unless otherwise indicated in the applicable prospectus supplement, MetLife, Inc. may not purchase or redeem any of the outstanding shares or any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of MetLife, Inc.'s matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

CERTAIN PROVISIONS IN METLIFE, INC.'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of MetLife, Inc.'s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.'s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.'s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to MetLife, Inc.'s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.'s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.'s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.'s board of directors that would effect a change of control.

 EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     MetLife, Inc.'s certificate of incorporation provides that while the MetLife Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

 RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON METLIFE, INC.'S BOARD OF DIRECTORS

     Pursuant to MetLife, Inc.'s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors.

Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

 ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     MetLife, Inc.'s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

 LIMITATIONS ON DIRECTOR LIABILITY

     MetLife, Inc.'s certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

     -  a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of MetLife, Inc.'s stock under Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.'s certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     MetLife, Inc.'s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with
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

pending or threatened legal proceedings because of the director's or officer's position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.'s request, subject to certain conditions, and to advance funds to MetLife, Inc.'s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

 SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some of the provisions of MetLife, Inc.'s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.'s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

 BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder," upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

 RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after completion of the distribution of consideration pursuant to the plan of reorganization, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes MetLife, Inc.'s common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.'s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife,

Inc.'s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.'s management or policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies such as MetLife, Inc.

  STOCKHOLDER RIGHTS PLAN

     MetLife, Inc.'s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.'s common stock issued between April 4, 2000 and the earlier of the distribution date (as described below) and the expiration of the rights (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.'s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an "acquiring person") has acquired beneficial ownership of 10% or more of MetLife, Inc.'s outstanding common stock (the date of such announcement or communication is referred to as the "stock acquisition time"); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination, or (2) 50% or more of MetLife, Inc.'s and its subsidiaries' assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

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

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time, or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition of beneficial ownership by such person of 50% or more of the outstanding shares of MetLife, Inc.'s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.'s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.'s stockholders.

  METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. A total of 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of December 31, 2003, the trust held 362,463,884 shares of MetLife, Inc.'s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.'s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.'s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.'s common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.'s board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of MetLife, Inc.'s stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

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

     - any proposal requiring MetLife, Inc.'s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

GENERAL

     MetLife, Inc. may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. MetLife, Inc. may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

     MetLife, Inc. will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between MetLife, Inc. and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

INTEREST, DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

REDEMPTION OF DEPOSITARY SHARES

     If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever MetLife, Inc. redeems debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or

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

preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

EXERCISE OF RIGHTS UNDER THE INDENTURES OR VOTING THE COMMON STOCK OR PREFERRED STOCK

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. MetLife, Inc. will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     MetLife, Inc. and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

     -  all outstanding depositary shares have been redeemed;

     - if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for common stock; or

     - there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of MetLife, Inc., and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to MetLife, Inc. notice of its election to do so. MetLife, Inc. also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. MetLife, Inc. must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

CHARGES OF DEPOSITARY

     MetLife, Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. MetLife, Inc. will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

MISCELLANEOUS

     The depositary will forward all reports and communications from MetLife, Inc. which are delivered to the depositary and which MetLife, Inc. is required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither MetLife, Inc. nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither MetLife, Inc. nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. MetLife, Inc. and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which MetLife, Inc. and the depositary believe to be genuine.

                            DESCRIPTION OF WARRANTS

GENERAL

     MetLife, Inc. may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. MetLife, Inc. will issue each series of warrants under a separate warrant agreement to be entered into between MetLife, Inc. and a warrant agent. The warrant agent will act solely as MetLife, Inc.'s agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     The applicable prospectus supplement will describe the terms of any warrants that MetLife, Inc. may offer, including the following:

     -  the title of the warrants;

     -  the total number of warrants;

     -  the price or prices at which the warrants will be issued;

     -  the currency or currencies investors may use to pay for the warrants;

     - the designation and terms of the underlying securities purchasable upon exercise of the warrants;

     - the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     -  whether the warrants will be issued in registered form or bearer form;

     -  information with respect to book-entry procedures, if any;

     - if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     - if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     - if applicable, a discussion of material United States federal income tax considerations;

     -  the identity of the warrant agent;

     -  the procedures and conditions relating to the exercise of the warrants;
        and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

EXERCISE OF WARRANTS

     A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MetLife, Inc. will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate is exercised, a new warrant certificate will be issued for the remaining warrants.

ENFORCEABILITY OF RIGHTS; GOVERNING LAW

     The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against MetLife, Inc. to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                       DESCRIPTION OF PURCHASE CONTRACTS

     As may be specified in a prospectus supplement, MetLife, Inc. may issue purchase contracts obligating holders to purchase from MetLife, Inc., and MetLife, Inc. to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require MetLife, Inc. to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

     The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

     - The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

     - The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

     - The events, if any, that will cause MetLife, Inc.'s obligations and the obligations of the holder under the purchase contract to terminate.

     - The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that MetLife, Inc. or a trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

     - Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

     - The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

     - The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to MetLife, Inc. or be distributed to the holder.

     - The amount of the contract fee, if any, that may be payable by MetLife, Inc. to the holder or by the holder to MetLife, Inc., the date or dates on which the contract fee will be payable and the extent to which MetLife, Inc. or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

     The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, MetLife, Inc. may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

     - the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

     -  a description of the terms of any unit agreement governing the units;

     - a description of the provisions for the payment, settlement, transfer or exchange of the units; and

     -  whether the units will be issued in fully registered or global form.

     The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the applicable agreements, forms of which have been filed as exhibits to the registration statement on which this prospectus forms a part.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The following outlines some of the general terms and provisions of the trust preferred securities. Further terms of the trust preferred securities and the amended and restated declarations of trust will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities. The following description and any description of the trust preferred securities and amended and restated declarations of trust in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the amended and restated declarations of trust, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

     Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

     The trust preferred securities of each trust will have such terms as are set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     -  the distinctive designation of the trust preferred securities;

     -  the number of trust preferred securities issued by the trust;

     - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

     -  the date or dates on which distributions will be payable;

     - whether distributions on the trust preferred securities will be cumulative;

     - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

     -  if the trust is to purchase or redeem the trust preferred securities:

       - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

       - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

       - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

     - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

       -  the number of votes per trust preferred security; and

       - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

     - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

     - the terms upon which the debt securities may be distributed to holders of trust preferred securities;

     - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

     - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

     All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an event of default occurs, and is continuing, under the declaration of trust of MetLife Capital Trust II or MetLife Capital Trust III, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

     - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.'s debt securities.

     If the property trustee fails to enforce its rights under the applicable series of debt securities, to the fullest extent permitted by law, a holder of trust preferred securities of such trust may institute a legal proceeding directly against MetLife, Inc. to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.'s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of debt securities.

                           DESCRIPTION OF GUARANTEES

     The following outlines some of the general terms and provisions of the guarantees. Further terms of the guarantees will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to those guarantees. The following description and any description of the guarantees in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the guarantee agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

     MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

     Each guarantee will be qualified as an indenture under the Trust Indenture Act. J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.) will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

GENERAL

     Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

     - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

       - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

       - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

     MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

     Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.'s obligations under the debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

     MetLife, Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

     MetLife, Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

     - subordinate and junior in right of payment to all of MetLife, Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

     - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

     -  senior to all of MetLife, Inc.'s common stock.

     If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.'s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

AMENDMENTS AND ASSIGNMENT

     For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

     - distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

     - full payment of the amounts payable upon liquidation of the applicable trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

     Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.'s failure to perform any of its obligations under the applicable guarantee.

     The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

     If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     Furthermore, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the preferred securities guarantee for such payment.

     The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

     Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

     The guarantee trustee is J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

     Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

     MetLife, Inc. may sell the securities being offered hereby in one or more of the following ways from time to time:

     - to underwriters or dealers for resale to the public or to institutional investors;

     -  directly to institutional investors; or

     -  through agents to the public or to institutional investors.

     The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

     -  the name or names of any underwriters or agents;

     - the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

     - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

     -  any initial public offering price;

     -  any discounts or concessions allowed or reallowed or paid to dealers;
        and

     -  any securities exchange on which the securities may be listed.

     If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

     -  negotiated transactions;

     -  at a fixed public offering price or prices, which may be changed;

     -  at market prices prevailing at the time of sale;

     -  at prices related to prevailing market prices; or

     -  at negotiated prices.

     The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with MetLife, Inc. or the trusts and its compensation.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     If MetLife, Inc. sells the securities directly or through agents designated by it, MetLife, Inc. will identify any agent involved in the offering and sale of the securities and will list any commissions payable by MetLife, Inc. to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

     MetLife, Inc. may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. MetLife, Inc. will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which may such authorized offers may be solicited include:

     -  Commercial and savings banks;

     -  Insurance companies;

     -  Pension funds;

     -  Investment companies;

     -  Educational and charitable institutions; and

     -  Such other institutions as MetLife, Inc. may approve.

     Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust and/or MetLife, Inc.'s affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

     Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for MetLife, Inc. by Richard S. Collins, Chief Counsel -- General Corporate, of MetLife, Inc. Mr. Collins is paid a salary by the Company, is a participant in various employee benefit plans offered by the Company to employees generally and has options to purchase shares of MetLife, Inc. common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities of MetLife Capital Trust II and MetLife Capital Trust III will be passed upon for the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference to MetLife, Inc.'s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $500,000,000

                                 [METLIFE LOGO]
                                 [SNOOPY LOGO]
                    $150,000,000 5.50% SENIOR NOTES DUE 2014

                   $350,000,000 6.375% SENIOR NOTES DUE 2034

                      ------------------------------------

                             PROSPECTUS SUPPLEMENT
                      ------------------------------------

                                   CITIGROUP
                              WACHOVIA SECURITIES

                         BANC OF AMERICA SECURITIES LLC
                            DEUTSCHE BANK SECURITIES
                                      HSBC
                              RAMIREZ & CO., INC.

                                 July 20, 2004

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